Exhibit 99.1

AMENDED AND RESTATED JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Depomed, Inc., a California corporation (the “Company”);

WHEREAS, Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard S LLC”), Starboard Value and Opportunity C LP, a Delaware limited partnership (“Starboard C LP”), Starboard Value LP, a Delaware limited partnership (“Starboard”), Starboard Value GP LLC, a Delaware limited liability company, Starboard Principal Co LP, a Delaware limited partnership, Starboard Principal Co GP LLC, a Delaware limited liability company, Starboard Value R LP, a Delaware limited partnership, Starboard Value R GP LLC, a Delaware limited liability company, Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, and Mary K. Pendergast wish to form a group for the purpose of (i) submitting a request to the Secretary of the Company that the Board of Directors (the “Board”) set a record date for determining shareholders entitled to request a special meeting of shareholders of the Company, (ii) soliciting written requests from the holders of 10% or more of the outstanding shares to call a special meeting of shareholders of the Company, (iii) soliciting proxies at any such special meeting for the purpose of removing the current members of the Board and electing Jeffrey C. Smith, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, and Mary K. Pendergast (the “Nominees”), or any other person designated by Starboard V&O Fund, as directors of the Company to fill the vacancies, and (iv) taking such other actions as the parties deem advisable to achieve the foregoing (collectively, the “Purposes”).

NOW, IT IS AGREED, this 26th day of May 2016 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Starboard or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least twenty-four (24) hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of Messrs. Fogarty, Delucca, Lankau and Ms. Pendergast agrees to provide Starboard advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Starboard has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Messrs. Fogarty, Delucca, Lankau and Ms. Pendergast.  Each of Messrs. Fogarty, Delucca, Lankau and Ms. Pendergast agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of Starboard.

3.           Each of the undersigned agrees to form the Group for the Purposes described above.

4.           Starboard V&O Fund, Starboard S LLC and Starboard C LP shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses on a pro rata basis between Starboard V&O Fund, Starboard S LLC and Starboard C LP based on the number of Shares in the aggregate beneficially owned by each of Starboard V&O Fund, Starboard S LLC and Starboard C LP on the date hereof.

5.           Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Starboard, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky and Andrew M. Freedman at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Starboard and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP
       its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
       its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner
STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, and James P. Fogarty

/s/ John J. Delucca
JOHN J. DELUCCA

/s/ Peter A. Lankau
PETER A. LANKAU

/s/ Mary K. Pendergast
MARY K. PENDERGAST